Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 4, 2010, relating to the consolidated financial statements of Columbia Banking System, Inc. and its subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009, and our report dated April 9, 2010, relating to the statement of assets acquired and liabilities assumed by Columbia State Bank (a wholly owned subsidiary of the Company), pursuant to the Purchase and Assumption Agreement, dated January 22, 2010, which report appears in Amendment No. 1 to the Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission on April 9, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

Seattle, Washington

April 12, 2010